As filed with the Secretary of State
                                           of the State of New York on
                                           November 25, 1998


                          CERTIFICATE OF AMENDMENT

                                   OF THE

                       CERTIFICATE OF INCORPORATION

                                     OF

                      ANDREA ELECTRONICS CORPORATION

            UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

                         OF THE STATE OF NEW YORK


     WE, THE UNDERSIGNED, John N. Andrea and Richard A. Maue, being the Co-Chief Executive Officer and the Secretary, respectfully, of Andrea Electronics Corporation, do hereby certify and set forth:

     (1)  The  name  of  the  corporation  is  Andrea  Electronics   Corporation
(hereinafter, the "Corporation").

     (2) The Certificate of Incorporation of the Corporation was filed with the Department of State on March 15, 1934, under the name "F. A. D. Andrea, Inc."

     (3) Article  Third of the  Restated  Certificate  of  Incorporation  of the
Corporation is hereby amended for the purpose of increasing the number of authorized shares of the Corporation's common stock, par value $.50 per share, from 15,000,000 shares to 25,000,000 shares and for the purpose of authorizing the issuance of up to 5,000,000 shares of preferred stock, par value $.01 per share. The text of said Article Third is hereby amended to read as set forth below in full:

          "THIRD: The aggregate number of shares which the Corporation shall have the authority to issue is thirty million (30,000,000) shares of capital stock. Twenty-five million (25,000,000) shares shall be designated as common stock, each having a par value of fifty cents ($.50) per share. Five million (5,000,000) shares shall be designated as preferred stock, each having a par value of one cent ($.01) per share.

          The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article THIRD, to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

          The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (a) the number of shares constituting a series and the distinctive designation of that series;

          (b) the dividend rate on the shares of a series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (c) whether a series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (d) whether a series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (e) whether or not the shares of a series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (f) whether a series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (g) the rights of the shares of a series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

          (h) any other relative rights, preferences and limitations of a series.

          Dividends on outstanding shares of preferred stock shall be paid, or declared and set apart for payment, before any dividends shall be paid, or declared and set apart for payment, on the common shares with respect to the same dividend period."

     (4) This Amendment to Article Third of the Certificate of Incorporation of the Corporation was authorized, pursuant to Section 803(a) of the Business Corporation Law of the State of New York, by a resolution of the Board of Directors of the Corporation duly adopted on April 3, 1998 and by a resolution of the shareholders of the Corporation duly adopted on November 13, 1998.

     (5) Article Fourth of the Restated Certificate of Incorporation of the Corporation is hereby amended for the purpose of changing the office of the Corporation and the address to which the Secretary of State shall mail a copy of any process against the Corporation that is served upon him or her. The text of said Article Fourth is hereby amended to read as set forth below in full:

          "FOURTH: The Office of the Corporation shall be located in the County of Suffolk, City and State of New York. The Secretary of State is designated the agent of the Corporation upon whom process against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the Corporation that is served upon him or her is: c/o Brown & Wood LLP, One World Trade Center, New York, New York 10048; attention: Managing Attorney."

     (6) This Amendment to Article Fourth of the Certificate of Incorporation of the Corporation was authorized, pursuant to Section 803(b) of the Business Corporation Law of the State of New York, by a resolution of the Board of Directors of the Corporation duly adopted on November 23, 1998.

     IN  WITNESS  WHEREOF,   the  undersigned  have  executed  and  signed  this
Certificate on the 24th day of November, 1998, and hereby affirm the statements contained herein as true under the penalties of perjury.


                              ANDREA ELECTRONICS CORPORATION


                               /s/ John N. Andrea
                              -------------------------------
                              John N. Andrea
                              Co-Chairman, Co-Chief Executive Officer


                               /s/ Richard A. Maue
                              -------------------------------
                              Richard A. Maue
                              Vice President, Secretary
                                  and Controller